Exhibit 10.10

KRISPY KREME DOUGHNUT CORPORATION

KEY EMPLOYEE AGREEMENT

This Key Employee Agreement (this “Agreement”) is entered into as of the 7th day of December, 2016 by and between MICHAEL TATTERSFIELD (“Executive”) and KRISPY KREME DOUGHNUT CORPORATION (the “Company”), a North Carolina corporation.

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer; and

WHEREAS, the Company and Executive mutually desire to set forth the terms and conditions under which he will serve the Company as its Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Employment Term. Executive’s employment by the Company hereunder shall commence on January 1, 2017 and shall terminate in accordance with the provisions of Section 5.

1.2 Titles and Responsibilities. Subject to terms set forth herein, Executive shall be employed by the Company in the position of President and Chief Executive Officer. Executive shall work at the Company’s headquarters in Winston Salem, North Carolina. During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Notwithstanding the foregoing, the Company acknowledges that for so long as Caribou Coffee Company, Inc. (“Caribou”) is an “affiliate” of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended, (an “Affiliate”) and Caribou has engaged the services of Executive as a member of its board of directors or otherwise, Executive may devote up to 20% of his business time to such services to Caribou.

1.3 Executive Positions. Executive will serve in an executive capacity, will be the senior most officer of the Company and shall perform such duties as are customarily associated with his positions, consistent with the Bylaws of the Company as now constituted and as reasonably required by the Board.

1.4 Company Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential, information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.

2.1 Salary. For services to be rendered hereunder, Executive shall receive an annual base salary of not less than $800,000, less payroll withholdings and required deductions (“Base Salary”), payable on the Company’s regularly scheduled pay dates. Executive will be considered for annual increases in base salary, as determined in the sole discretion of the Board of Directors of Krispy Kreme Holdings, Inc. or any duly constituted committee thereof (the “Board”).

2.2 Annual Cash Bonus. Executive shall be eligible to participate in an annual bonus plan at a target. bonus level of no less than 100% of Base Salary with the opportunity to receive a maximum annual bonus of 250% of Base Salary in accordance with the terms and conditions of the bonus plan established by the Board from time to time, with such bonus plan and bonus payments thereunder to be based on the achievement of certain specified performance criteria which may include net revenue growth, net income growth and net working capital improvement (as a percentage of net revenue), it being understood that (i) the performance criteria will be determined by the Board, in consultation with Executive, and (ii) the actual bonus amount will be determined by the Board based upon performance against such criteria. The annual bonus shall be paid to Executive in a lump sum within thirty (30) days from the date that Executive becomes entitled to a specific bonus amount (and no later than March 15th of the calendar year following the year in which the bonus was earned), subject to Executive’s continued employment with the Company through the last day of the calendar year with respect to which such annual bonus was earned.

2.3 Equity Compensation — Long-Term Incentives. With respect to each calendar year during the term of this Agreement (including 2017) and subject in each case to his continued employment through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award Executive that number of Restricted Stock Units (as defined under the LTI Plan) equal to the greatest whole number determined by dividing (i) $900,000 by (ii) the fair market value of a share of common stock of Krispy Kreme Holdings, Inc. on the date of the grant, determined in accordance with, and subject to the terms and conditions of, the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan (the “LTI Plan”) and the applicable award agreement.

2.4 Housing Allowance.

2.4.1 For the period that begins on January 1, 2017 and ends on December 31, 2017, the Company shall reimburse Executive for reasonable out-of-pocket rental or leasing expenses incurred by him for living quarters in each of (i) the Winston Salem, North Carolina metropolitan area (such expenses, the “WS Expenses”), (ii) either the Charleston/Kiawah SC metropolitan area (such expenses, the “CK Expenses” and together with the WS Expenses, the “NSC Expenses”) and (iii) the Denver, Colorado metropolitan area (such expenses, the “CO Expenses”). The aggregate reimbursement for the NSC Expenses and the CO Expenses under this Section 2.4.1 shall not exceed $200,000, and the aggregate CO Expenses shall be deemed to have been reimbursed prior to any of the NSC Expenses regardless of when incurred.

2.4.2 Prior to the time at which any stock of the Company or any parent of the Company is listed to trade on an established securities market (“Publicly Traded”), the Company shall pay Executive such additional amounts as are necessary to compensate him for the income and employment taxes imposed on any reimbursement payment made pursuant to Section 2.4.1 in respect of the NSC Expenses. It is understood by the parties that the CO Expenses are expected to be deductible by Executive as a business expense for applicable income and employment tax purposes, and therefore shall not be subject to additional reimbursement pursuant to this Section 2.4.2. Any reimbursement for income and employment taxes under this Section 2.4.2 shall be paid to Executive as soon as practicable after such taxes are incurred, but in all events not later than the end of the calendar year following the year in which such taxes are incurred. In the event that the stock of the Company or a parent of the Company shall become Publicly Traded, the Company shall have no further obligation to reimburse Executive for any such income or employment taxes.

2.4.3 Reimbursement of Executive for housing expenses incurred in any period that begins after December 31, 2017 (including any reimbursement for income and employment taxes incurred in connection therewith) shall be determined by the Board.

2.5 Other Benefits. In addition, Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executives generally.

2.6 Indemnification and Insurance. Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by law, from and against all costs, charges and expenses (including reasonable attorneys’ fees), and shall, to the fullest extent permitted by law, provide for the advancement of expenses incurred or sustained in connection with any action, suit or proceeding to which Executive or his legal representative may be made a patty by reason of Executive’s being or having been a director, officer, or employee of the Company or any of its Subsidiaries or affiliates. The provisions of this Section 2.5 shall not be deemed exclusive of any other rights to which Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. To the extent the Company shall enter into indemnification agreements with any of its directors or officers, then the Company shall offer to enter into a similar agreement with Executive.

3.	CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

3.1 Confidential Information. Executive specifically agrees that he shall not at any time, either during or subsequent to the term of Executive’s employment with the Company, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company or any of its affiliates, including, but not limited to, the Company’s sales and marketing methods, programs and related data, or other written records used in the Company’s business; the Company’s computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of these employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company or any of its affiliates, their manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its good will, and that any breach of any term of this section is a material breach of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement or this Section 3.1 limits Executive’s ability to communicate with, or participate in any investigation or proceeding, that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission regarding possible violations of federal securities laws (including by providing documents or other information, without notice to the Company).

3.2 Company Property. Executive agrees that all office equipment, credit cards, entry cards, identification badges, keys, notebooks, documents, memoranda, reports, files, samples, books, correspondence, records, business plans, forecasts, financial information, specifications, agreements, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, that Executive might prepare, use, construct, observe, possess or control (including copies thereof, in whole or in part), shall be and shall remain the Company’s sole property (collectively “Company Property”). Upon the termination of Executive’s employment, or upon the Company’s request, Executive shall return all Company Property in his possession or control.

3.3 Non-Interference. The parties acknowledge that any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Executive during the term of his employment shall be a material breach of this Agreement.

3.4 Remedies. Executive’s duties under Sections 3,1, 3.2, 3.3, 6 and 7 shall survive termination of Executive’s employment with the Company. The parties acknowledge that a remedy at law for any breach or threatened breach by Executive of the provisions of this Section 3 would be inadequate and the harm would be irreparable, and agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4.	OUTSIDE ACTIVITIES.

4.1 Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Notwithstanding the foregoing and provided that the following activities do not materially interfere with Executive’s duties and responsibilities as President and Chief Executive Officer, Executive may (i) engage in charitable and community affairs, so long as such activities are consistent with his duties and responsibilities under this Agreement, (ii) simultaneously serve on the board of directors for no more than two private or public for profit companies and (iii) serve on the board of directors of such other companies with the prior written consent of the Chairman of the Board. The Company hereby acknowledges and consents, for so long as Caribou is an Affiliate of the Company, to Executive’s service to Caribou as described in Section 1.2.

4.2 Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any material position, investment or interest known by him to be adverse or antagonistic to the Company or any of its affiliates or their businesses or prospects, financial or otherwise.

4.3 Non-Competition. During his employment by the Company, except on behalf of the Company or as specifically provided in Section 1.2 in respect of Caribou, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company or any of its affiliates.

5.	TERMINATION OF EMPLOYMENT.

5.1 At-Will Employment. Executive’s employment relationship with the Company is at-will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without “Cause” (as defined in Section 5.5.1 below), and with or without advance notice. Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without “Good Reason” (as defined in Section 5.5.2 below), upon not less than 90 days’ advance written notice to the Company (which may be waived in whole or in part by the Company). Upon termination of employment for any reason, Executive (or Executive’s beneficiaries) shall be entitled to receive the Accrued Obligations (as defined in Section 5.2 below), and the vesting, payment and exercisability of Executive’s equity awards shall be in accordance with the terms of the applicable equity incentive plan and award agreement.

5.2 Termination for Cause, Death or Disability or Voluntary Termination. If the Company terminates Executive’s employment at any time for Cause, or if Executive’s employment is terminated due to death or disability or if Executive voluntarily terminates his employment other than for “Good Reason” (as defined in Section 5.5.2 below), Executive’s salary shall cease on the date of termination, and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation or benefits, other than payment of salary and vacation accrued through the date of termination and other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans (the “Accrued Obligations”).

5.3 Severance Benefits. In the event (i) the Company terminates Executive’s employment without Cause or (ii) if Executive terminates his employment for Good Reason, in each case, Executive shall be eligible to receive payment of Executive’s then current Base Salary on the Company’s regularly scheduled pay dates for a period of (a) one year plus (b) one additional month for each completed year that Executive has worked for the Company or an Affiliate (including Caribou) (pro-rated for partial years of service at the discretion of the Company), subject to a maximum period of 24 months, Any severance benefits payable to Executive pursuant to this Section 5.3 shall commence on the 60th day following Executive’s termination of employment, subject to Executive signing and not revoking a Release Agreement as set forth in Section 8 below.

5.4 Cessation. If Executive materially violates any provision of Sections 3, 6 or 7 of this Agreement, any severance benefits provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

5.5 Definitions. For purposes of this Agreement:

5.5.1 “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that Executive has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (ii) material breach of any agreement entered into between Executive and the Company; (iii) willful misconduct or gross neglect by Executive of Executive’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company.

5.5.2 “Good Reason” means the occurrence, without Executive’s express written consent (but not in connection with a termination on account of death, disability or retirement or a termination for Cause) of (i) a material reduction in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which Executive retains authority; (iv) a change by more than thirty-five (35) miles of the geographic location at which Executive must perform services; or (v) any other action or inaction that constitutes a material breach under this Agreement or any other agreement under which Executive provides services.

Prior to any termination for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason event within ninety (90) days following the initial existence of the event, and the Company shall have a period of thirty (30) days following such notice to cure the event. If the event is cured within such time period, any termination by Executive of his employment shall not be considered a termination for Good Reason,

6.	RESTRICTIVE COVENANT.

In the event Executive’s employment with the Company terminates for any reason, then for one (1) year immediately following the termination date, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage in the “Coffee Business” in any way or in any place, or directly or indirectly engage or prepare to engage in any other activities in competition with the Company or any of its affiliates, or accept employment or establish a business relationship with a business engaged in or preparing to engage in competition with the Company or any of its affiliates, in any geographical location in which the Company or any of its affiliates as of the termination date either conducts or plans to conduct business. For purposes of this agreement, “Coffee Business” shall mean the operation of retail coffee shops, the retail sale of coffee products in stores or online, commercial office coffee service and the wholesale distribution of coffee products for retail, institutional and commercial markets. Coffee Business shall not include the restaurant business including quick service, fast casual, family dining or fine dining other than Dunkin’ Brands, The Company acknowledges that for so long as Caribou is an Affiliate of the Company, Executive’s performance of services for Caribou described in Section 1.2 shall not be a breach of this Section 6.

If Executive materially violates this Section 6, it is agreed that any severance benefits otherwise due to be received by Executive after such violation will immediately cease, and further that (a) despite the cessation of such benefits, the release provided by Executive in connection with such benefits will remain in full force and effect and (b) the Company’s remedy of cessation of payment of severance benefits to Executive does not preclude any remedy available to the Company including but not limited to injunctive relief.

7.	NONSOLICITATION.

While employed by the Company, and for two (2) years immediately following termination of Executive’s employment for any reason, Executive shall not directly or through others solicit, attempt to solicit, induce, or otherwise cause or engage in any action intended to encourage any employee or independent contractor or consultant to terminate his or her relationship with the Company or any of its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity. For two (2) years immediately following the termination of Executive’s employment, Executive shall not directly or indirectly solicit (for a business competitive with the Company or any of its affiliates) the business of any customer of the Company or any of its affiliates which at the time of the termination of Executive’s employment or one (1) year immediately prior thereto was listed on the Company’s or any of its affiliates’ customer list. If Executive materially violates this Section 7, it is agreed that any severance benefits otherwise due to be received by Executive after such violation will immediately cease, and further that (a) despite the cessation of such benefits, the release provided by Executive in connection with such benefits will remain in full force and effect and (b) the Company’s remedy of cessation of payment of severance benefits to Executive does not preclude any remedy available to the Company including but not limited to injunctive relief.

8.	RELEASE.

Prior to receiving any of the severance benefits set forth in Sections 5.3, of this Agreement, Executive shall execute and make effective a Release Agreement substantially in the form attached hereto as Exhibit A (the “Release”) after his termination of employment, Unless the Release is executed by Executive, delivered to the Company and becomes effective within sixty (60) days after the termination of Executive’s employment with the Company, Executive shall not receive any severance benefits from the Company.

9.	GENERAL PROVISIONS.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

9.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein,

9.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4 Complete Agreement. This Agreement, together with the plan and award agreements evidencing the equity awards described in Section 2.3 of this Agreement, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between Executive and the Company with regard to this subject matter, This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized member of the Board.

9.5 Counterparts; Facsimile, Digital or Electronic Signatures. This Agreement may be executed in separate counterparts, any one of which need riot contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement, This Agreement may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. The effectiveness of any such signatures shall have the same force and effect as manually-signed originals and shall be binding on all parties to this Agreement.

9.6 Headings. The headings of the sections hereof arc inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

9.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may riot assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

9.8 Attorneys’ Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

9.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Minneapolis, Minnesota and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), or its successor, under its then-existing Rules and Procedures. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or, judge or administrative proceeding. The arbitrator shall; (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Section 9.9 is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of North Carolina.

9.11 Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A. of the Internal Revenue Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided to Executive during the six-month. period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment, but agrees to take reasonable actions to avoid noncompliance with Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

KRISPY KREME DOUGHNUT CORPORATION

By:	/s/ Olivier Goudet
Date:	12/6/2016

ACCEPTED AND AGREED

MICHAEL TATTERSFIELD

By:	/s/ Michael Tattersfield
Date:	12/7/2016

Exhibit A — Release Agreement

EXHIBIT A

RELEASE AGREEMENT

I understand that my employment with Krispy Kreme Doughnut Corporation, (the “Company”) terminated effective             ,         (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement entered into as of the                  day of December, 2016, between myself and the Company (the “Agreement”). I understand that I am not entitled to such benefits unless sign this Release, and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby agree to release the Company and any of its affiliates and their past and present officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, affiliates, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and. obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements (including the Agreement), events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company or any of its affiliates, vacation pay, personal time off, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (the “ADEA”); the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the federal; Americans with Disabilities Act; the Minnesota Human Rights Act; and claims under Minn. Chapter 181; all as may have been amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this Release shall waive rights or claims (i) that arise wholly out of events or actions that occur after the date I sign this Release; (ii) to enforce the terms of this Release; (iii) for accrued vested benefits under the terms of the medical, dental, life insurance or employee benefit plans; (iv) for coverage under the directors and officers liability insurance policies, or relating to indemnification rights I may have under the Agreement, the Company’s governing documents or otherwise; (v) relating to my vested equity compensation or as a stockholder of the Company or any of its affiliates; or (vi) claims that cannot be legally waived under applicable law including my ability to file a charge or participate in a proceeding with the EEOC, provided, however, that this release is a release of all claims for damages or other individual relief that could otherwise be granted pursuant to such claim.

EXHIBIT A

I hereby acknowledge, represent and agree that: (a) I have been given a period of twenty-one (21) days to consider the terms of this Agreement and that I must sign this Agreement within the 21-day period to receive any severance payments and benefits under the Agreement, although I may sign it sooner if I so choose; (b) the Company has advised me in writing by way of this paragraph to consult with an attorney prior to executing this Agreement; (e) I have received valuable and good consideration to which I would not otherwise be entitled in exchange for this Release; and (d) I am knowingly and voluntarily waiving and releasing any rights 1 may have, including those under the federal. ADEA. I agree that changes in this Release, whether material or not will not restart the 21-day consideration period,

I further acknowledge and agree that this Release shall not become effective or enforceable until the eighteenth (18th) day after it is executed by me (“Effective Date”) and that I may revoke this Release at any time within 15 days after I execute it. I have been informed and understand that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested. This 15-day period includes and is not in addition to the 7-day revocation or rescission period under the Age Discrimination in Employment Act. I understand that if I revoke or rescind this Release, I will not be entitled to any of the severance benefits that might otherwise be payable to me under the Agreement.

I accept and agree to the terms and conditions stated above:

Date	MICHAEL TATTERSFIELD

EXHIBIT A